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                                                                       EXHIBIT 5

                     [Scientific-Atlanta, Inc. Letterhead]

November 13, 1997

Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30092-2967

Re: Scientific-Atlanta, Inc.
    Stock Plan For Non-Employee Directors, As Amended Effective
    November 12, 1997
    Registration Statement Form S-8

Ladies and Gentlemen:

As General Counsel of Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 300,000 shares of the Company's common stock, par value $0.50 per share (the "Common Stock"), for issuance under the Company's Stock Plan For Non-Employee Directors, as amended effective November 12, 1997, to the non-employee directors of the Company pursuant to stock awards, elective grants and lump sum distributions.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, I am of the opinion that the 300,000 shares covered by such Registration Statement, when issued in accordance with the terms of the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted

/s/William E. Eason, Jr.

William E. Eason, Jr.